                                                                      Exhibit 5c

HEROLD AND HAINES
Professional Association
Attorneys at Law
25 Independence Boulevard
Warren, New Jersey 07069-6747


                                                                 August 18, 1997

Judith S. Musicant, Esq.
Bell Communications Research, Inc.
445 South Street
Morristown, New Jersey 07960-6438

                          Bell Communications Research
                       Savings Plan for Salaried Employees
                                       and
                            Savings and Security Plan

Dear Ms. Musicant:

        You have asked for certain opinions as to the Bell Communications Research Savings Plan for Salaried Employees and the Bell Communications Savings and Security Plan (the "Plans"), as they have been restated effective July 1, 1997, and further amended since that date, most recently effective August 1, 1997. Our opinion is based on the copy of the updated Plan documents furnished by you on August 18, 1997. Based on our review of the Plans, we offer the following opinions:

        First, the Plans are "employee pension benefit plans" within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and, as such, are subject to the reporting and disclosure, participation, vesting, fiduciary responsibility, and enforcement provisions of Parts 1, 2, 4, and 5 of Title I of ERISA.

        Second, the Plans are "individual account plans" within the meaning of section 3(34) of ERISA and, as such, are not subject to the plan termination provisions of Title IV of ERISA pursuant to section 4021(b)(1).

        Third, subject to the following paragraph, the Plans are intended to comply with the currently applicable requirements for qualified retirement plans under section 401(a) of the Internal Revenue Code of 1986 (the "Code") and the requirements for employee pension benefit plans under ERISA.

        We note that the Plans, as adopted effective January 1, 1989, were filed with the Internal Revenue Service for a determination as to the compliance of each with applicable law and qualification as a matter of form. The Internal Revenue Service issued a favorable determination by letter dated July 19, 1995 for the Savings and Security Plan, and August 1, 1995 for the Savings Plan for Salaried Employees. The Company has restated the Plans

Judith S. Musicant, Esq.                -2-                     August 18, 1997

effective July 1, 1997 and will be required to submit the Plans in due course to the Internal Revenue Service for a redetermination as to their qualification. It may well be that Internal Revenue Service personnel who review the Plans will require one or more changes in the terms as a condition for issuing a favorable determination on each plan's continued qualification. In particular, the amendment that gives the board of Science Applications International Corporation
(SAIC) the power to eliminate the investment option in SAIC stock or a fund investing in SAIC stock for terminated participants may not meet with Internal Revenue Service requirements for permitting elections to defer the receipt of a participant's benefits. Provided the Plans are timely submitted, and provided any such changes requested by the Internal Revenue Service are timely made, we know of no reason why the Internal Revenue Service will not issue favorable determination letters with respect to the Plans which will bind the Internal Revenue Service on the issue of their qualifications until such future date as changes in the applicable laws and regulations require new modifications.

        It should be understood that this opinion addresses the Plans' qualification solely from the perspective of the Plan documents themselves. The Plans' qualification could be adversely affected by their actual operation, e.g., if the plan failed to cover a sufficient number of employees (including "leased employees"), or if it was administered in a manner which was inconsistent with its terms or which discriminated in favor of highly compensated employees, or if allocations to participants' accounts were permitted to exceed the annual limitations under section 415 of the Code. These and other issues arising out of the management, operation, and administration of the Plans are obviously beyond the scope of our opinion.

        We hereby consent to the use of our name and of this opinion in a prospectus and registration statement with respect to the Plans to be filed with the Securities and Exchange Commission and distributed to participants. Further, although we do not represent SAIC, for purposes of the filing the Form S-8 on account of the merger of Bell Communications Research into SAIC, SAIC may rely on this letter.

                                               Sincerely yours,

                                               HEROLD AND HAINES
                                               Professional Association


                                               By: /s/ Joy M. Mercer
                                                  ----------------------------
                                               Joy M. Mercer
                                               a Member of the Firm



cc:    Aloma Avery, Esq.